STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement "), is made and entered into as of the 19th day of February, 2002, by and between GREATBANC TRUST COMPANY, not in its individual or corporate capacity, but solely as trustee of the Chromcraft Revington, Inc. Employee Stock Ownership Plan Trust (the "Purchaser"), which forms a part of the Chromcraft Revington, Inc. Employee Stock Ownership Plan (the "ESOP"), and COURT SQUARE CAPITAL LIMITED (the "Selling Shareholder"), a Delaware corporation with its principal office in New York, New York and an affiliate of Citigroup Inc.

                              W I T N E S S E T H :

     WHEREAS,   the  Selling  Shareholder  owns  5,695,418  shares,   comprising
approximately 59.1%, of the issued and outstanding shares of common stock of Chromcraft Revington, Inc. (the "Company"), a Delaware corporation;

     WHEREAS, the ESOP has been designated by the Company as an employee stock ownership plan and is therefore designed to invest primarily in securities of the Company for the benefit of the participants under the ESOP and their beneficiaries;

     WHEREAS, the Selling Shareholder desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase from the Selling Shareholder, 2,000,000 shares of common stock of the Company (the "Shares") upon the terms and subject to the conditions set forth herein (the "ESOP Purchase");

     WHEREAS, concurrently with the consummation of the ESOP Purchase, the Selling Shareholder will sell and transfer its remaining 3,695,418 shares of common stock to the Company, and the Company will purchase such shares from the Selling Shareholder, upon the terms and subject to the conditions set forth in a separate stock purchase agreement (the "Company Stock Purchase Agreement") between the Selling Shareholder and the Company (the "Company Purchase"); and

     WHEREAS, upon consummation of the Company Purchase and the ESOP Purchase, the Selling Shareholder will cease to be a shareholder of the Company.

     NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants, agreements and mutual obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Selling Shareholder hereby agree as follows:

                                    SECTION 1

                        PURCHASE AND SALE OF THE SHARES

     1.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Selling Shareholder shall sell, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Selling Shareholder, all right, title and interest in and to the Shares, free and clear of any and all liens, pledges, security interests, charges, claims, options, rights of first refusal, rights of conversion, exchange or purchase, and adverse claims or rights whatsoever.

     1.02. The Closing. The closing of the ESOP Purchase (the "Closing") shall take place at the offices of Krieg DeVault LLP, One Indiana Square, Suite 2800, Indianapolis, Indiana and shall be effective as of 11:59 p.m., Indianapolis time, on March 15, 2002 (the "Effective Time"). The date on which the Closing occurs shall be referred to herein as the "Closing Date." The place, date and time of the Closing may be changed by mutual agreement of the parties.

     1.03. Purchase Price. The aggregate purchase price to be paid at the Closing by the Purchaser to the Selling Shareholder for the Shares shall be Twenty Million Dollars ($20,000,000) (the "Purchase Price"), or Ten Dollars ($10.00) for each of the Shares.

     1.04. Method of Payment. At the Closing, the Purchaser shall pay in immediately available funds by wire transfer to the Selling Shareholder an amount equal to the Purchase Price. At least 72 hours prior to the Closing, the Selling Shareholder shall provide the Purchaser with instructions for payment of the Purchase Price, including wire transfer instructions.

     1.05. Delivery of Stock Certificates. At the Closing, the Selling Shareholder shall deliver to the Purchaser the certificate or certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer.

     1.06. Further Assurances. At the Purchaser's request, the Selling Shareholder shall, from time to time after the Closing, execute, acknowledge and deliver such other documents, instruments and writings and shall take such other actions as the Purchaser may reasonably request in order to give effect to the ESOP Purchase or otherwise as may be necessary to carry out or evidence the transactions contemplated by this Agreement.

                                    SECTION 2

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Selling Shareholder as follows:

     2.01. Organization and Qualification. GreatBanc Trust Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and qualifies as a bank within the meaning of Section 581 of the Internal Revenue Code of 1986, as amended. GreatBanc Trust Company is duly qualified and has full power and authority to act as a trustee of the Purchaser and perform all of its obligations contemplated hereby under its organizational documents, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and applicable law.

     2.02. Authority; No Violations. (a) The Purchaser has full power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby subject to fulfillment of the conditions precedent set forth in Section 5.01 hereof. This Agreement and its execution and delivery by the Purchaser have been duly authorized and approved by the Purchaser. Subject to the fulfillment of the conditions precedent set forth in Section 5.01 hereof, this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except to the extent limited by general principles of equity, by equitable and other principles of ERISA, by public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     (b) Neither the execution of this Agreement nor the consummation of the ESOP Purchase (with or without notice or lapse of time) (i) conflicts with, violates any provision of or constitutes a breach of or default under the ESOP or any other documents executed by the Purchaser pursuant to the ESOP, (ii) to the Purchaser's knowledge, conflicts with or violates any law, statute, rule, regulation or governmental requirement or any court or administrative judgment, order, injunction, writ, directive or decree, or (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, understanding, arrangement, commitment, instrument or other writing to which the Purchaser is a party or, to the Purchaser's knowledge, by which the Purchaser is subject or bound.

     2.03. No Third Party Consents. No consent, approval, authorization, clearance or waiver of or any filing with or notice to any third party or any government agency or authority is required for the execution, delivery and performance of this Agreement or the consummation of the ESOP Purchase by the Purchaser.

     2.04. No Litigation or Pending Proceedings . (a) There are no claims, actions, suits, proceedings, arbitrations, mediations or investigations pending or, to the Purchaser's knowledge, threatened in any court or before any government agency or authority, arbitration panel, mediator or otherwise (nor has any event occurred or circumstance arisen that may give rise to or serve as a basis for any claim, action, suit, proceeding, litigation, arbitration, mediation or investigation) against, by or affecting the Purchaser that may impact the consummation of the ESOP Purchase.

     (b) The Purchaser is not (i) subject to any outstanding judgment, order, writ, injunction, directive or decree of any court, arbitration panel or governmental agency or authority, (ii) presently charged with or under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or other governmental requirement, or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over its business, properties or operations, which may impact any of the Shares or the consummation of the ESOP Purchase.

     2.05. Broker's, Finder's and Other Fees. No agent, broker, investment banker, consultant, representative or other person acting on behalf of the Purchaser or under the authority of the Purchaser is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from the Purchaser relating to this Agreement or the ESOP Purchase other than the attorneys, accountants and tax or financial advisors of the Purchaser in connection with this Agreement and the ESOP Purchase.

     2.06. No Other Representations or Warranties. Except as expressly set forth in this Section 2, the Purchaser makes no expressed or implied representations or warranties whatsoever to the Selling Shareholder.

     2.07. Bring-Down of Representations and Warranties. All representations and warranties of the Purchaser set forth in this Agreement shall be true, accurate and complete, and shall be deemed made again, on and as of the Effective Time.

                                    SECTION 3

            REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER

     The Selling Shareholder hereby represents and warrants to the Purchaser as follows:

     3.01.   Organization.   The  Selling  Shareholder  is  a  corporation  duly
organized, validly existing and in good standing under the laws of the State of Delaware.

     3.02. Authority; No Violations. (a) The Selling Shareholder has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby subject to the fulfillment of the conditions precedent set forth in Section 5.02 hereof. This Agreement and its execution and delivery by the Selling Shareholder have been duly authorized and approved by the Board of Directors or other appropriate committee of the Selling Shareholder, and no other authorizations or approvals by the Selling Shareholder or any parent or affiliate of the Selling Shareholder are required for the Selling Shareholder to execute and deliver this Agreement and to consummate the ESOP

Purchase.  Subject to the  fulfillment of the conditions  precedent set forth in
Section 5.02 hereof, this Agreement constitutes a valid and binding obligation of the Selling Shareholder, enforceable in accordance with its terms, except to the extent limited by general principles of equity, by equitable and other principles of ERISA, by public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     (b) Neither the execution of this Agreement nor the consummation of the ESOP Purchase by the Selling Shareholder (with or without notice or lapse of time) (i) conflicts with or violates any provision of the Selling Shareholder's certificate of incorporation, by-laws or other corporate governance document,
(ii) conflicts with or violates any law, statute, rule, regulation or governmental requirement or any court or administrative judgment, order, injunction, writ, directive or decree, (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, understanding, arrangement, commitment, instrument or other writing to which the Selling Shareholder is a party or by which the Selling Shareholder is subject or bound, (iv) gives any person, proprietorship, partnership, limited liability company, corporation, other entity (other than the Purchaser) or third party the right to acquire any of the Shares or any interest in any of the Shares, or (v) results in any lien, pledge, security interest, charge, claim, option, right of first refusal, right of conversion, exchange or purchase, or adverse claim or right being placed upon or relating to any of the Shares.

     3.03. Ownership. The Selling Shareholder is the sole lawful owner, of record and together with its affiliates beneficially, of the Shares. The Shares are free and clear of any and all liens, pledges, security interests, charges, claims, options, rights of first refusal, rights of conversion, exchange or purchase, and adverse claims or rights. The Selling Shareholder is not a party to or bound by any buy-sell or other agreement, understanding or commitment with respect to any of the Shares, other than this Agreement and the Company Stock Purchase Agreement.

     3.04. No Third Party Consents. No consent, approval, authorization, clearance or waiver of or any filing with or notice to any third party or any government agency or authority not already obtained is required for the execution, delivery and performance of this Agreement or the consummation of the ESOP Purchase by the Selling Shareholder. No approval not already obtained of this Agreement, the ESOP Purchase or of any of the transactions contemplated by this Agreement is required to be obtained from the stockholders or any parent or affiliate of the Selling Shareholder.

     3.05. No Litigation or Pending Proceedings . (a) There are no claims, actions, suits, proceedings, arbitrations, mediations or investigations pending or, to the Selling Shareholder's knowledge, threatened in any court or before any government agency or authority, arbitration panel, mediator or otherwise (nor has any event occurred or circumstance arisen that may give rise to or serve as a basis for any claim, action, suit, proceeding, litigation, arbitration, mediation or investigation) against, by or affecting the Selling Shareholder that may impact any of the Shares or the consummation of the Company Purchase or the ESOP Purchase.

     (b) The Selling Shareholder is not (i) subject to any outstanding judgment, order, writ, injunction, directive or decree of any court, arbitration panel or governmental agency or authority, (ii) presently charged with or under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or other governmental requirement, or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over its business, properties or operations, which may impact any of the Shares or the consummation of the Company Purchase or the ESOP Purchase.

     3.06. Broker's, Finder's and Other Fees. No agent, broker, investment banker, consultant, representative or other person acting on behalf of the Selling Shareholder or under the authority of the Selling Shareholder is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from the Selling Shareholder relating to this Agreement or the ESOP Purchase other than the Transaction Fee (as defined in the Company Stock Purchase Agreement) and other than attorneys, accountants and tax or financial advisors of the Selling Shareholder in connection with this Agreement and the ESOP Purchase.

     3.07. Bring-Down of Representations and Warranties. All representations and warranties of the Selling Shareholder set forth in this Agreement shall be true, accurate and complete, and shall be deemed made again, on and as of the Effective Time.

                                    SECTION 4

                                    COVENANTS

     4.01. Covenants of the Purchaser.

     (a) Between the date hereof and the Closing Date, subject to commercial reasonableness, the Purchaser shall not take any action that would result in or fail to take any action that would prevent, and shall not permit its affiliates or agents to take any action that would result in or fail to take any action that would prevent, a breach of any representation, warranty or covenant of the Purchaser set forth in this Agreement.

     (b) Any and all Taxes (as hereinafter defined) incurred by the Purchaser by virtue of or relating to the ESOP Purchase shall be paid by the Purchaser or the Company.

     4.02. Covenants of the Selling Shareholder.

     (a) Between the date hereof and the Closing Date, subject to commercial reasonableness, the Selling Shareholder shall not take any action that would result in or fail to take any action that would prevent, and shall not permit its directors, employees, affiliates or agents to take any action that would result in or fail to take any action that would prevent, a breach of any representation, warranty or covenant of the Selling Shareholder set forth in this Agreement.

     (b) Any and all Taxes (as hereinafter defined) incurred by the Selling Shareholder by virtue of or relating to the ESOP Purchase shall be paid by the Selling Shareholder, except as set forth in the Company Stock Purchase Agreement.

     4.03 Definition of "Taxes". For purposes of this Agreement, the term "Taxes" shall mean any and all federal, state, county, local, foreign or other income, gross receipts, capital gain, franchise, excise, withholding, personal property, transfer, value added, alternative or add-on minimum and other taxes, assessments, fees and charges (whether known, unknown, absolute, fixed, matured, unmatured, contingent or otherwise and whether due or to become due), including, without limitation, any and all interest, penalties and additions to tax in respect of the foregoing, whether or not disputed, and any liability or obligation to indemnify, assume or succeed to any of the foregoing.

                                    SECTION 5

                         CONDITIONS PRECEDENT TO CLOSING

     5.01. The Purchaser. The obligation of the Purchaser to consummate the ESOP Purchase and the binding effect of this Agreement on the Purchaser is subject to the satisfaction and fulfillment of each of the following conditions at or prior to the Closing, unless waived in writing by the Purchaser:

     (a) Delivery of Stock Certificates. The Selling Shareholder shall have delivered to the Purchaser the certificate or certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer and dated as of the Closing Date.

     (b) Corporate Action. The Board of Directors or other appropriate committee of the Selling Shareholder shall have authorized and approved this Agreement and the ESOP Purchase, and the Selling Shareholder shall have taken all other corporate action necessary for the Selling Shareholder to consummate the ESOP Purchase.

     (c) Representations and Warranties of the Selling Shareholder. Each of the representations and warranties of the Selling Shareholder set forth in this Agreement shall be true, accurate and complete at and as of the Effective Time.

     (d) Compliance with Covenants. The Selling Shareholder shall have complied with all of its covenants and agreements set forth in Section 4.02 of this Agreement.

     (e) No Lawsuits or Proceedings . No action, suit or proceeding before any court or governmental or regulatory authority shall be pending against the Purchaser, the Selling Shareholder or any of their respective directors or officers seeking to restrain, prevent, limit or change the Company Purchase, the ESOP Purchase or the related transactions contemplated hereby or by the Company

Stock Purchase Agreement or questioning the legality or validity of any such transactions or seeking damages in connection with any of such transactions.

     (f) Officers' Certificate. The Selling Shareholder shall have delivered to the Purchaser a certificate of the Selling Shareholder's President and Secretary certifying that the conditions set forth in Sections 5.01(a), (b), (c), (d) and
(e) hereof have been satisfied and fulfilled.

     (g) Opinions of Counsel. The Purchaser shall have received from Dechert, counsel to the Selling Shareholder, and from Krieg DeVault LLP, counsel to the Company, opinions, dated as of the Closing Date, in form and substance substantially as set forth in Exhibits A and B attached hereto.

     (h) Fairness Opinion. The Trustee shall have been furnished with an opinion of Duff & Phelps, LLC ("D&P") satisfactory to the Purchaser to the effect that as of the Closing Date (i) the Purchase Price does not exceed the "fair market value," as such term is defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of the Shares as of the Closing Date, (ii) the interest rate charged under the loan from the Company to the ESOP to pay the Purchase Price is reasonable, (iii) the ESOP Purchase is fair to the ESOP from a financial point of view, and (iv) such opinion shall not have been withdrawn by D&P prior to the Closing.

     (i) Financing. The ESOP shall have obtained a loan from the Company on terms and conditions satisfactory to the Purchaser in an amount necessary to pay the Purchase Price.

     (j) ERISA Determinations. The Trustee shall have determined that (i) the Purchase Price does not exceed the "fair market value," as such term is defined in Section 3(18) of the ERISA, of the Shares as of the Closing Date, (ii) the purchase of the Shares constitutes a prudent investment under the ERISA, (iii) the terms and conditions of the ESOP Purchase are fair and reasonable to the ESOP from a financial point of view and in the best interest of the ESOP participants, and (iv) the ESOP Purchase is not contrary to any applicable laws.

     (k) Due Diligence. The Trustee shall have completed its due diligence investigation of the Company and shall, in its sole discretion, be satisfied in all respects with the results of such investigation.

     (l) Company Purchase. The Company Purchase shall have been consummated concurrently with the consummation of the ESOP Purchase.

     (m) Company Representations. The Company shall have delivered to the Purchaser representations regarding the Company's business in form and substance satisfactory to the Purchaser.

     5.02. The Selling Shareholder. The obligation of the Selling Shareholder to consummate the ESOP Purchase is subject to the satisfaction and fulfillment of each of the following conditions at or prior to the Closing, unless waived in writing by the Selling Shareholder:

     (a) Payment of Purchase Price. The Purchaser shall have paid the Purchase Price in accordance with Sections 1.03 and 1.04 hereof.

     (b) Corporate Action . The Purchaser shall have authorized and approved this Agreement and the ESOP Purchase, and the Purchaser and the Company shall have taken all other corporate action necessary for the Purchaser to consummate the ESOP Purchase.

     (c) Representations and Warranties of the Purchaser . Each of the representations and warranties of the Purchaser set forth in this Agreement shall be true, accurate and complete at and as of the Effective Time.

     (d) Compliance with Covenants. The Purchaser shall have complied with all of its covenants and agreements set forth in Section 4.01 of this Agreement.

     (e) No Lawsuits or Proceedings. No action, suit or proceeding before any court or governmental or regulatory authority shall be pending against the Purchaser, the Selling Shareholder or any of their respective directors or officers seeking to restrain, prevent, limit or change the Company Purchase, the ESOP Purchase or the related transactions contemplated hereby or by the Company Stock Purchase Agreement or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

     (f) Officer's Certificate. The Purchaser shall have delivered to the Selling Shareholder a certificate of the Purchaser certifying (i) that the conditions set forth in Sections 5.02(a), (b), (c), (d) and (e) hereof have been satisfied and fulfilled, and (ii) evidencing action taken by the Purchaser authorizing and approving this Agreement and the ESOP Purchase.

     (g) Company Purchase. The Company Purchase shall have been consummated concurrently with the consummation of the ESOP Purchase.

     (h) Opinion of Counsel . The Selling Shareholder shall have received from McDermott, Will & Emery, counsel to the Purchaser, an opinion, dated as of the Closing Date, in form and substance substantially as set forth in Exhibit C attached hereto.

                                    SECTION 6

                            TERMINATION OF AGREEMENT

     6.01. Manner of Termination. This Agreement may be terminated and the ESOP Purchase abandoned at any time prior to the Effective Time by written notice delivered in accordance with Section 8.02 hereof, as follows:

     (a) By either the Purchaser or the Selling Shareholder, if:

            (i) the ESOP Purchase  contemplated  by this  Agreement has not been consummated on or before March 15, 2002; or

            (ii)the Selling  Shareholder  and the  Purchaser  mutually  agree in writing to terminate this Agreement.

     (b) By the Purchaser, if:

            (i) there has been a material misrepresentation or a material breach of any warranty by or on the part of the Selling Shareholder in its representations and warranties set forth in this Agreement; or

           (ii) there has been a material breach of or a material failure to comply with any covenant set forth in this Agreement by or on the part of the Selling Shareholder.

     (c) By the Selling Shareholder, if:

            (i) there has been a material misrepresentation or a material breach of any warranty by or on the part of the Purchaser in its representations and warranties set forth in this Agreement; or

           (ii) there has been a material breach of or material failure to comply with any covenant set forth in this Agreement by or on the part of the Purchaser

     6.02. Effect of Termination. Upon termination of this Agreement in accordance with Section 6.01 hereof, this Agreement shall be of no further force or effect and the ESOP Purchase shall be deemed to be abandoned, and there shall be no obligation of or liability to any party hereto or any of their respective shareholders, affiliates, directors, officers, employees, representatives or agents, except that Sections 8.10 and 8.12 hereof shall survive any termination of this Agreement.

                                    SECTION 7

                                 INDEMNIFICATION

     7.01. ____ Indemnification by the Selling Shareholder. The Selling Shareholder hereby agrees to reimburse, indemnify, defend and hold harmless the Purchaser for, from and against each and every Loss (as hereinafter defined) incurred by the Purchaser based upon, arising out of or relating to (a) any inaccuracy in or breach of any representation or warranty of the Selling Shareholder set forth in this Agreement or in any of the certificates or other documents delivered by the Selling Shareholder to the Purchaser in connection with the Closing, (b) any breach of any covenant of the Selling Shareholder set forth in this Agreement, and (c) the enforcement of this Section 7.01 against the Selling Shareholder other than the actions taken by the Purchaser to implement this Section; provided, however, that in no event shall the Selling Shareholder reimburse, indemnify, defend or hold harmless, or be liable to, the Purchaser or any affiliate, successor or assignee of the Purchaser for or in connection with any Loss caused by or relating to (i) any breach of any of the Purchaser's representations, warranties or covenants set forth in this Agreement or any other breach by the Purchaser of this Agreement, (ii) any Taxes incurred by the Purchaser by virtue of or relating to the Company Purchase and the ESOP Purchase, provided, however, it being understood that any Taxes incurred by the Purchaser relating to the Company Purchase solely as a result of (a) or (b) above shall be a Loss subject to indemnification hereunder, or (iii) any fraud or willful misconduct of the Purchaser.

     7.02. Notice and Opportunity to Defend Third-Party  Claims.  Promptly after
(a) receipt by the Purchaser of notice of the assertion of any action or claim against the Purchaser by a person not a party to this Agreement, or (b) the discovery by the Purchaser of any Loss giving rise to indemnification hereunder, in each case with respect to which the Purchaser expects to make a request for indemnification hereunder, the Purchaser (the "Indemnified Party") shall give the Selling Shareholder (the "Indemnifying Party") written notice describing such action, claim or Loss in reasonable detail (an "Indemnification Notice"). If the Indemnified Party fails to give the Indemnification Notice in a timely manner and the Indemnifying Party is materially prejudiced in its defense by such failure, then the Indemnifying Party's liability with respect to such action, claim or Loss shall be reduced to the extent of such prejudice. Except as otherwise provided in this Section 7.02, the Indemnifying Party shall have the right, at its option, to defend, at its own expense and through counsel of its own choosing, and to control the defense of any such action or claim against the Indemnified Party; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. If counsel satisfactory to the Indemnified Party is not selected by the Indemnifying Party within thirty (30) days of any Indemnification Notice, then the Indemnified Party may select counsel to defend any such action or claim and, in such event, the Indemnifying Party shall be responsible for and pay all reasonable attorneys' fees, costs and expenses of such counsel, and the Indemnifying Party shall no longer be entitled to select counsel with respect to or control the defense of such action or claim. If the Indemnifying Party intends to undertake to defend an action or claim against an Indemnified Party, then the Indemnifying Party shall give a written notice (a "Defense Election Notice") to the Indemnified Party of its intention to do so within thirty (30) days of the Indemnification Notice to which such action or claim relates.

     Whether or not the Indemnifying Party chooses to so defend such action or claim, the parties hereto shall cooperate in the defense thereof and shall furnish such records, information and testimony, attend such settlement or other conferences, discovery proceedings, mediations, hearings, trials and appeals and respond to such discovery and other requests as may be reasonably requested in connection therewith. The Indemnified Party shall not compromise or settle any action, claim or Loss as to which indemnification hereunder is sought without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The

Indemnifying Party shall not compromise or settle any action, claim or Loss as to which indemnification hereunder is sought without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Notwithstanding an election by the Indemnifying Party to assume the defense of any action or claim, the Indemnified Party shall have the right to employ separate counsel and to participate in, but not control, the defense of such action or claim at the sole cost of the Indemnified Party.

     Notwithstanding anything contained herein to the contrary, the Indemnified Party shall have the right to employ its own counsel in any action or claim, to control the defense of such action or claim and to require the Indemnifying Party to pay all reasonable fees and expenses of such counsel, if (a) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would result in a conflict of interest for such counsel in the representation of the Indemnified Party, (b) the Indemnified Party shall not have assumed the defense of the action or claim and employed counsel reasonably satisfactory to the Indemnified Party within the time limits set forth herein, or (c) the Indemnifying Party shall authorize in writing the Indemnified Party to employ separate counsel at the Indemnifying Party's expense.

     7.03. Definition of "Loss". As used in this Section 7, the term "Loss" shall mean any and all actual or threatened losses, claims, demands, damages, awards, liabilities, obligations, judgments, settlements, fines, penalties, interest, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses).

     7.04. Duration. Any claim for indemnification hereunder shall be made within two (2) years following the Closing Date. Once a claim for indemnification hereunder has been timely made, the indemnification obligation of the Selling Shareholder shall remain in full force and effect and binding upon it until such claim has been paid in full or settled with the prior written consent of the Purchaser notwithstanding that such two (2) year period has expired.

                                    SECTION 8

                                 MISCELLANEOUS

     8.01. Survival. All representations and warranties of the Purchaser and the Selling Shareholder, respectively, set forth in this Agreement shall survive the Closing for a period of two (2) years following the Closing Date. The covenants of the Purchaser and the Selling Shareholder set forth in Sections 4.01(b) and 4.02(b) hereof, respectively, with respect to Taxes shall survive the Closing and remain in full force and effect and binding upon the Purchaser and the Selling Shareholder, respectively, indefinitely.

     8.02. Notices . All notices, requests and other communications hereunder shall be in writing (which shall include fax communication) and shall be deemed to have been duly given if (a) delivered by hand, (b) delivered by certified United States Mail, return receipt requested, first class postage pre-paid, (c) delivered by overnight receipted delivery service, or (d) faxed if confirmed thereafter by also mailing a copy of such notice, request or other communication by regular United States Mail, first class postage pre-paid on the next business day, as follows:

      If to the Purchaser:               with a copy to (which shall not
                                         constitute notice):

      GREATBANC TRUST COMPANY            MCDERMOTT, WILL & EMERY
      1301 W. 22nd Street, Suite 702     227 West Monroe
      Oak Brook, Illinois                Chicago, Illinois 60606-5096
      ATTN: Marilyn H. Marchetti,        ATTN: Susan Peters Schaefer, Esq.
               Senior Vice President     Telephone: (312) 372-2000
      Telephone: (630) 572-5130          Facsimile: (312) 984-7700
      Facsimile: (630) 571-0599
                                         CHROMCRAFT REVINGTON, INC.
                                         1100 North Washington Street
                                         Delphi, Indiana 46923
                                         Telephone: (317) 564-3500
                                         Facsimile: (317) 564-6673
                                         ATTN: Frank T. Kane,
                                               Vice President-Finance

                                         KRIEG DEVAULT LLP
                                         One Indiana Square, Suite 2800
                                         Indianapolis, Indiana 46204
                                         Telephone: (317) 636-4341
                                         Facsimile: (317) 636-1507
                                         ATTN: Nicholas J. Chulos, Esq.

     If to the Selling Shareholder:      with a copy to (which shall not
                                         constitute notice):

     COURT SQUARE CAPITAL LIMITED        DECHERT
     399 Park Avenue                     4000 Bell Atlantic Tower
     New York, New York 10043            1717 Arch Street
     ATTN: Michael T. Bradley, Vice      Philadelphia, Pennsylvania 19103
           President                     ATTN: Christopher G. Karras, Esq.
     Telephone: (212) 559-1120           Telephone: (215) 994-2412
     Facsimile: (212) 888-2940           Facsimile: (215) 994-2222

or such substituted address or person as any party has given to the other parties in writing.

     All such notices, requests and other communications shall be effective (a) if delivered by hand, when delivered, (b) if mailed in the manner provided herein, two (2) business days after deposit with the United States Postal Service, (c) if delivered by overnight receipted delivery service, on the next business day after deposit with such service, and (d) if by fax, on the day the fax is completed as shown on the written fax confirmation.

     8.03. Binding Effect; Assignment . This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign this Agreement without the prior written consent of the other party.

     8.04. Benefits . Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.05. Amendment. This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

     8.06. Waiver . Any party hereto may waive, in writing, the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement or any breach or noncompliance under this Agreement by such other party. Any such waiver shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent nonperformance, breach or noncompliance hereunder. No failure or delay in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right or remedy hereunder or otherwise.

     8.07. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

     8.08. Severability . In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

     8.09. Counterparts . This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions, principles or rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Delaware, except to the extent preempted by the laws of the United States of America; provided, however, that notwithstanding any term of this Agreement to the contrary, the terms of this Agreement shall be interpreted and construed in a manner which complies with all applicable provisions of the Internal Revenue Code of 1986, as amended, the ERISA and all rules and regulations promulgated pursuant to such statutes (collectively, the "Laws"). To the extent any of the terms of this Agreement shall, for any reason, be determined to conflict with any provision of the Laws, then such conflicting term shall be construed in a manner that is consistent with the Laws and the parties agree to make any amendments to this Agreement to effectuate such consistency.

     8.11. Entire Agreement. This Agreement supersedes all other prior understandings, commitments, representations, negotiations and agreements, whether oral or written, between the parties hereto relating to the matters contemplated hereby and constitutes the entire agreement between the parties hereto relating to the subject matter hereof. The parties hereto agree that the proposal letter dated January 10, 2002 from the Company and accepted by the Selling Shareholder shall be terminated and be of no further force or effect as of the Closing Date.

     8.12. Expenses. Each party hereto shall pay its own respective costs and expenses related to this Agreement and the ESOP Purchase, except that the Company shall pay the expenses of the Purchaser pursuant to agreements between the Company and the Purchaser and except as contemplated by Section 4.01(b) of the Company Stock Purchase Agreement.

     8.13. Certain References. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. All references to the masculine, feminine or neuter genders shall include any other gender, as the context requires.

     8.14. Construction. This Agreement is the product of negotiation by the parties hereto and shall be deemed to have been drafted by the parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any party.

     8.15. Facsimile Delivery. This Agreement, once executed by any party hereto, may be delivered to the other party by facsimile transmission.

     8.16. Recitals. The recitals, premises and "Whereas" clauses contained on page 1 of this Agreement are expressly incorporated into and made a part of this Agreement.

                                      * * *

     IN WITNESS WHEREOF, the Purchaser and the Selling Shareholder have made, entered into and executed this Agreement as of the day and year first above written.


                                        GREATBANC TRUST COMPANY, not in its
                                        Individual or Corporate Capacity but
                                        solely as Trustee of the Chromcraft
                                        Revington, Inc. Employee Stock
                                        Ownership Plan Trust


                                        By:/s/ Michael Welgat
                                            Michael Welgat, President,
                                            Authorized Trust Officer


                                        COURT SQUARE CAPITAL LIMITED


                                        By:/s/ Michael T. Bradley
                                           Name: Michael T. Bradley
                                           Title: Vice President

IM-385988-4

                                                                      EXHIBIT A

               Form of Opinion of Counsel to Selling Shareholder

     1. The Selling Shareholder is a validly existing corporation in good standing under the laws of the State of Delaware.

     2. The Selling Shareholder has the requisite corporate power and corporate authority to enter into the Agreement and to carry out its obligations thereunder. The Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding obligation of, the Selling Shareholder. The Agreement is enforceable against the Selling Shareholder in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally from time to time in effect, by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by equitable and other principles of ERISA.

     3. The execution and delivery by the Selling Shareholder of the Agreement does not, and the consummation of the Company Purchase will not, violate (a) any provision of the Delaware General Corporation Law or
          (b) the Certificate of Incorporation or By-Laws of the Selling Shareholder.

     4. Upon delivery of the Shares to you pursuant to the terms of the Agreement, you will be a "protected purchaser" of the Shares within the meaning of Section 8-303 of the [Delaware] Uniform Commercial Code, provided that you do not have notice of any adverse claim thereto.

     It is understood that counsel to the Selling Shareholder may assume for the purpose of its opinion that Delaware law is the same as New York law.

IM-385988-5

                                                                      EXHIBIT B



                   Form of Opinion of Counsel to the Company

     1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

     2. The ESOP is a "qualified plan" within the meaning of Section 401(a) of the Code and constitutes an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA.

     3. The Internal Revenue Service should, upon proper application and without material change to the ESOP plan document, issue a favorable determination letter to the effect that the ESOP plan document, effective January 1, 2002, is a qualified plan and an employee stock ownership plan under Sections 401(a) and 4975(e)(7) of the Code, respectively.

     4. The loan to the ESOP Trust, as evidenced by the Term Loan and Security Agreement and Term Note (the "ESOP Loan Documents") will constitute an "exempt loan" under Treasury Regulation Section 54.4975-7(b) and
          Section 2550.408b-3 of the Department of Labor Regulations.

     5. None of the provisions of the ESOP Loan Documents violate, contravene or conflict with any material provision of the ESOP or of ERISA or the Code.

     6. The Company has the requisite corporate power and authority to enter into the ESOP Documents and to carry out its obligations thereunder. The ESOP Documents and their and its execution, delivery and performance by the Company have been duly authorized and approved by the Board of Directors and all other necessary corporate action of the Company. The ESOP Documents to which the Company is a party are enforceable against the Company.

     7. The shares of voting common stock of the Company to be acquired by the ESOP pursuant to the Agreement are "employer securities" within the meaning of Section 409(1) of the Code.

     8. Neither the acquisition of such voting common stock by the ESOP nor the ESOP's or the Trustee's participation in the Transaction will constitute a "prohibited transaction" under Section 406 of ERISA or
          Section 4975 of the Code.

     9. Other than the application for a determination letter to be filed with the Internal Revenue Service with respect to the adoption of the ESOP and other standard reporting and disclosure requirements imposed by ERISA and the Code with respect to the ESOP, to the Actual Knowledge of our Primary Lawyer Group, there are no authorizations, certificates, filings, registrations, approvals or consents which must be obtained, received or made by the Trustee from any third party, including any Governmental Authority, in connection with the execution, delivery and performance by the Trustee of the ESOP Documents.

     10. Neither the execution, delivery or performance of the ESOP Documents nor the consummation of the Transaction by the Company (a) conflicts with or violates any provision of the Company's Charter, By-Laws or other corporate governance documents or (b) conflicts with or violates any law, statute, rule, regulation or governmental requirement or any court or administrative judgment, order, injunction, writ, directive or decree, (c) conflicts with any of the Other Agreements.

     11. No consent, approval, authorization, clearance or waiver of or any filing with or notice to any governmental agency or authority, or to the Actual Knowledge of our Primary Lawyer Group, any other third party is required for the execution, delivery and performance of the ESOP Documents or the consummation of the Transactional by the Company.

     It is understood that counsel to the Company may assume for the purpose of its opinion that Delaware law is the same as Indiana law.

IM-385988-5

                                                                      EXHIBIT C

                   Form of Opinion of Counsel to the Purchaser


     1. The Purchaser is a validly existing trust which forms a part of an employee stock ownership plan under Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code").

     2. The Purchaser has the requisite power and authority to enter into the Agreement and to carry out its obligations thereunder. The Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding obligation of, the Purchaser. The Agreement is enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors' rights generally from time to time in effect and by general principles of equity (regardless of whether considered in a proceeding at law or in equity), or equitable and other principles of ERISA.

     3. The execution and delivery by the Purchaser of the Agreement does not, and the consummation of the ESOP Purchase will not, violate the Trust, nor will the ESOP Purchase adversely affect the tax-exempt status of the Trust under Section 501(a) of the Code.

     It is understood that counsel to the Purchaser may assume for the purpose of its opinion that Delaware law is the same as Illinois law.

IM-385988-5